Exhibit 10.20

INTER-INSTITUTIONAL AGREEMENT BETWEEN

60 DEGREE, INC.

AND FLORIDA STATE UNIVERSITY

This Inter-Institutional Agreement (hereinafter “Agreement”) is entered into by 60 Degree, Inc., having a principal business address at 1025 Connecticut Avenue NW, Suite 1000, Washington D.C., hereinafter referred to as “60 Degree” and Florida State University Research Foundation, Inc. (“FSURF”), a direct support organization created by Florida State University (“FSU”) to, among other things, manage the licensing of intellectual property created at FSU. FSURF is located at 2000 Levy Ave. Suite 351, Tallahassee, FL 32310. The signatories to this

Agreement are collectively referred to as “Parties” and individually as a “Party” hereto.

WHEREAS, 60 Degree has developed the Enabling Data described in Appendix A; and

WHEREAS, 60 Degree and FSURF seek to work together to market the Intellectual Property

(“Technology”) and in sharing in any royalties or other consideration resulting from such commercialization; and

WHEREAS, FSURF desires to lead the licensing effort for technology commercialization from the collaboration between FSURF and 60 Degree; and

WHEREAS, FSURF is willing to undertake the commercial licensing of the Intellectual Property that is jointly or solely owned by the Parties, and 60 Degree is willing to refrain from licensing such Intellectual Property, prosecuting patent(s) of this Intellectual Property and/or pursuing infringement actions against such Licensee(s) in return for prescribed shares in any License Income or equity stake received by FSURF as a result of licensing this Intellectual Property.

NOW, THEREFORE, the Parties agree as follows:

1. DEFINITIONS

1.1        Intellectual Property is defined and outlined in Appendix A, incorporated herein by reference.

1.2        Licensed Intellectual Property is defined as the specific Intellectual Property for which license or option rights are granted in a License Agreement with a third party Licensee. Such Intellectual Property shall be identified in an appendix to each License Agreement.

1.3        License Agreement is any license or option agreement that is entered into by FSURF under the provisions of this Agreement and that grants to a third party the right to make, have made, use, have used, import, sell, and/or have sold products or practice methods claimed by one or more piece(s) of Licensed Intellectual Property.

1.4        Licensee is any licensee or optionee to a License Agreement.

1.5       License Income is defined as any consideration, including but not limited to license issue fees, annual license fees, earned royalties or equity, received as a result of License Agreements using the specific Licensed Intellectual Property or optioning of Licensed Intellectual Property.

1.6       Patent Prosecution Expenses shall mean all out-of-pocket expenses incurred by FSURF for the preparation, filing, prosecution, maintenance, inventorship determination, licensing, and defense or endorsement of patent applications that include Intellectual Property.

                 2.               LICENSING AND COMMERCIALIZATION OF THE TECHNOLOGY

2.1	60 Degree hereby grants to FSURF the right to exclusively or nonexclusively license Intellectual Property listed in Appendix A on 60 Degree’s behalf during the term of this agreement. 60 Degree designates FSURF as the sole negotiating and licensing agent for any License Agreements involving the subject Intellectual Property. All licensing decisions shall be at the sole discretion of FSURF. However, FSURF may solicit input from 60 Degree regarding its licensing decisions and, to the extent such input is provided by 60 Degree, FSURF will take such input into consideration.

2.2	Subject to the rights granted in Paragraph 2.1, FSURF will undertake reasonable efforts to commercialize said Intellectual Property and to grant an exclusive or nonexclusive license to the Intellectual Property to one or more qualified Licensees and manage existing License Agreements, including distribution of License Income. FSURF agrees to provide an annual accounting to 60 Degree for all License Income received as a result of the commercialization of said Intellectual Property, to the extent that each entity is owed a proportionate share of License Income. FSURF agrees to pay 60 Degree its respective share of License Income on an annual basis each year. The determination of each Party’s share of License Income derived from each License Agreement shall be calculated and distributed in accordance with the formula provided in Appendix B of this Agreement, incorporated herein by reference. Each Party shall distribute to its own Inventors according to its policy.

2.3	For any License Agreement that FSURF negotiates and executes, FSURF will seek the same protections, in the terms and conditions of the License Agreement, for 60 Degree that it does for itself.

2.4	FSURF will provide 60 Degree with a copy of each fully executed License Agreement.

2.5	FSURF shall keep books and records sufficient to verify the accounting referred to above, including without limitation, records relating to license revenues. Such books and records shall be preserved for a period of not less than five (5) years after they are created, during and after the term of this Agreement.

2.6	In consideration of a proportionate percentage share of License Income received by FSURF, 60 Degree agrees not to license the Intellectual Property, as defined herein.

2.7	This Inter-Institutional Agreement may be assigned by 60 Degree or FSURF in conjunction with an assignment or transfer of their rights in the Licensed Intellectual Property, with written authorization from the other Party.

2.8	The Parties may add new Intellectual Property or remove existing Intellectual Property from Appendix A through an amendment to this Agreement in accordance with Article 11. In no case will the removal of Intellectual Property from Appendix A nor termination of this Agreement remove Licensed Intellectual Property from an existing License Agreement.

2.9	FSURF will be responsible for costs associated with patent prosecution of the Intellectual Property and will require a licensee to reimburse FSURF for Patent Prosecution Expenses.

                         3. RELATIONSHIP BETWEEN THE PARTIES

3.1        Each Party is and shall remain an independent contractor as long as this Agreement is in effect and no Party shall act as an agent, legal representative, partner, or joint venturer of the other Party for any purpose whatsoever. The employees of one Party shall not be deemed employees of any other Party. Except as provided in Paragraph 2.1, neither of the Parties shall have any right, power, or authority to make any contract or other agreement to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the other Party, or to bind the other Party in any way. Except as provided in Paragraph 2.1, none of the Parties to this Agreement shall represent to any other person that such Party has any such right, power, or authority. This Agreement is not intended to constitute, create, give effect to, or otherwise contemplate a joint venture, partnership, or formal business entity of any kind and the rights and obligations of the Parties shall not be construed as providing for a sharing of profits or losses arising out of the efforts of either of the Parties other than that which is specifically provided herein. The Parties retain the right to practice their invention for internal research and educational purposes.

3.2        The Parties agree to assist each other in achieving the purpose of this Agreement, including the sharing of information relating to entities that may have an interest in commercializing and/or sponsoring further research relating to the Technology. Notwithstanding such mutual assistance, it is further understood and agreed that neither this Agreement nor the Parties’ performance hereunder shall establish any contract, express or implied, between the U.S. Government, 60 Degree, and FSURF, and this Agreement is not intended to restrict or confine any Party in their independent development of the underlying Technology.

4. EFFECTIVE DATE AND TERMINATION OF AGREEMENT

4.1         This Agreement is effective only upon the signature of duly authorized representatives of the Parties (“Effective Date”) and may be modified only in writing with the consent of both Parties.

4.2        This agreement shall not be in effect and will terminate should 60 Degree enter into a license agreement with FSURF for the technology described in Appendix A.

4.3         This Agreement shall automatically expire five (5) years after the Effective Date if no License Agreement has been executed, or sooner at the mutual will of the Parties, as expressed in writing. If a License Agreement has been executed the Agreement shall expire upon the expiration date of the License Agreement. The terms of any Non-Disclosure or Proprietary Information Agreements executed under Article 5 hereof shall survive such termination of interest by a Party hereto.

4.4         Termination or expiration of this Agreement will not relieve either Party of any obligation or liability which arises under this Agreement including management of any existing License Agreements including distribution of License Income before expiration or termination, including without limitation any obligation to distribute License Income. Termination shall not affect any License Agreement granted prior to termination.

4.5         The following terms shall survive expiration or termination of this Agreement, Sections 4, 5, 6, 8, 9 and 10 in their entirety.

5. NON-DISCLOSURE AGREEMENTS

5.1         The Parties anticipate that under this Agreement it may be necessary for the Parties to transfer information of a proprietary nature. The Parties further agree to execute mutually agreeable Non-Disclosure Agreements if necessary, to protect such information.

6. LIMITATION OF LIABILITY

6.1        Nothing contained in this Agreement shall be construed against any Party as (1) a warranty or representation as to the validity or scope of the Intellectual Property; (2) granting by implication, estoppel, or otherwise, any licenses or rights to manufacture, use, or sell intellectual property, as distinct from the rights to enter into License Agreements as set forth in Article 2 of this Agreement; (3) a requirement to file any patent applications, or maintain any patents in force; (4) an obligation to bring or prosecute actions against third parties; (5) an obligation to furnish any manufacturing or technical information or technical assistance; or (6) conferring any immunity from or defenses under antitrust laws, patent misuse laws, or any other state or federal law.

7. EXCHANGE OF INFORMATION

7.1         Any notice or payment given to either Party pursuant to the terms of this Agreement will be deemed to have been properly given and to be effective on the date of:

a.	delivery if delivered in person;
b.	mailing if mailed by first-class certified mail; or
c.	mailing if mailed by any express carrier service that requires the recipient to sign the documents demonstrating the delivery of such notice of payment;

to the respective addresses provided in Paragraph 7.2 below.

7.2         All notices, correspondence, and/or transmittal of information shall be addressed as follows:

For 60 Degree, Inc.:	For FSURF:
Mailing and Courier Address:	Mailing and Courier Address:
Chief Executive Officer	President, FSURF
Attn: Geoff Dow	Attn: Laurel Fulkerson
1025 Connecticut Ave. NW, Suite 1000	2000 Levy Ave., Suite 351
Washington D.C. 20036	Tallahassee, FL 32310

Telephone: (240) 351-1167	Telephone: (850) 644-8650
Facsimile:	Facsimile: (850) 644-3658

8. GOVERNING LAW/ENFORCEMENT

THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA.

9. PUBLICITY

9.1.        Neither Party shall use, or grant the right to use, the name or insignia of the other Party or the name of any staff member, officer, employee or student of the other Party or any adaptation thereof in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds (except as may be required under SEC stock registration requirements) without the prior written approval of the Party or individual whose name is to be used.

10. U.S. GOVERNMENT INTERESTS

Nothing in this Agreement shall be construed to limit in any way the rights of the U.S. Government or other state or local government organizations under applicable federal, state or local regulations, rules or laws. Each party shall be separately responsible for complying with all reporting and other requirements of any governmental entity with an interest in the joint inventions or joint patent rights.

11. INTEGRATION

The foregoing contains the entire Agreement between the Parties, and supersedes any prior oral or written agreements, commitments, understandings, or communications with respect to the subject matter of the Agreement. No amendment or modification of this Agreement shall be effective unless set forth in writing by duly authorized representatives of each Party.

IN WITNESS WHEREOF, the Parties to this Agreement have executed this Agreement in duplicate originals, by their respective officers on the day and year hereinafter written.

Signature:	/s/ Geoff Dow

Name:	Geoff Dow

Title:	Chief Executive Officer

Date:	2/11/2021 6:31 AM PST

Florida State University Research Foundation, Inc.

Signature:	/s/ Laurel Fulkerson

Name:	Laurel Fulkerson

Title:	President

Date:	2/15/2021 2:02 PM EST

APPENDIX A

INTELLECTUAL PROPERTY

FSU Contribution

Technology 20-037: Treatment of COVID19 Infections with Castanospermine

Provisional patent application 62/979,855 and US and foreign patent applications and issued patents based on this Provisional patent application.

Sixty Degree Pharmaceuticals Contribution

In vitro susceptibility data for castanospermine and celgosivir against respiratory viruses including SARS-CoV-2.

APPENDIX B

ROYALTY-SHARING/ DISTRIBUTION FORMULA

Distribution of License Income

After deduction of a five percent (5%) administrative fee by FSURF, capped at fifteen thousand dollars ($15,000) annually, and reimbursement of Patent Prosecution Expenses, 60 Degree shall receive Twenty percent (20%) of License Income and FSURF? shall receive eighty percent (80%) of License Income. Payments of License Income shall be paid in U.S. dollars quarterly each year.